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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for

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    which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:


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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

         The following is a letter and Q&As emailed to Pulitzer employees on January 31, 2005 from Lee Chairman, President and Chief Executive Officer Mary
E. Junck.


(LEE ENTERPRISES LOGO)

   Mississippi Plaza             MARY E. JUNCK
   201 N. Harrison St.           Chairman, President and Chief Executive Officer
   Davenport, IA 52801-1939      (563) 383-2154
   www.lee.net


January 31, 2005

Dear Pulitzer Employees:

I'm delighted that you're going to become part of Lee Enterprises, and I wish I could greet you personally right away.

The best we could do for now is send you this letter and post a brief video greeting, along with other information, at www.lee.net.

Lee is a 114-year-old company devoted to newspapers. Like Pulitzer, we are committed to quality journalism, our employees, our communities and the public trust.

Lee is based in Davenport, Iowa, and currently operates 44 daily newspapers in 19 states. Our newspapers include the Wisconsin State Journal in Madison, The Times of Northwest Indiana in Munster and the North County Times in Oceanside/Escondido, Calif.

When we join together, we will become the fourth largest U.S. newspaper publisher in terms of dailies owned and seventh largest in circulation, growing from 44 to 58 daily newspapers in 23 states, with new total circulation of 1.7 million daily and 2.0 million Sunday. Our annual revenue will rise to well over a billion dollars.

With the addition of about 4,000 people from Pulitzer, our combined company will have 10,700 employees. This means we'll all become part of a bigger, stronger company with more career opportunities.

Among the many reasons we're excited about Pulitzer is the people we've met. We've found them to be warm, smart and enthusiastic. Those of us already in Lee will try hard to make you feel the same way about us.

I'm attaching a Q&A to provide a few more answers to questions that may be on your mind, and we'll post regular updates at www.lee.net/pulitzer. You'll also find a toll-free number there that you're

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welcome to call with questions or comments.



With best wishes,

/s/ MARY E. JUNCK


Attachment: Q&A



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(LEE ENTERPRISES LOGO)

Q&A / Pulitzer Employees

Q:  WHAT DOES THIS MEAN FOR MY JOB AND BENEFITS?

    It will be business as usual in terms of scheduled evaluations, pay raises and other normal operations.

    Benefit details will be addressed separately in the weeks to come, but Lee offers a competitive employee benefits package including health insurance, dental and vision coverage, life insurance, retirement and an employee stock purchase plan. While there may be some pluses and minuses in the details, we think you'll find the benefits to compare well overall.

     We need to study the details of current benefits, but on health insurance, we expect current coverage to continue for the rest of the calendar year. At that time, employees will convert to Lee's plans, which offer comparable coverage.

     You do not have to reapply for your job, as is the case in some acquisitions.

Q:  OVERALL, WHAT KIND OF CHANGES CAN WE EXPECT?

    You may see some overall changes due to corporate consolidation, such as joint purchasing and centralized payroll processing. We'll be working to integrate computer systems. And you can expect to see or meet key Lee executives as we help Pulitzer employees get familiar with Lee's priorities.

    Chief among the priorities is a focus on revenue growth, and Lee offers corporate resources to assist with sales initiatives. In addition, Lee will focus attention on increasing readership and circulation, emphasizing strong local news and driving online growth.

Q:  IN A BROADER SENSE, WHAT DOES THIS MEAN FOR PULITZER AND LEE EMPLOYEES?

    This is a case where bigger really is better for employees.

    You will become part of a bigger, stronger company with more company-wide resources, which will increase our ability to compete in today's media marketplace. Lee offers an impressive array of training opportunities, including leadership training, online training for supervisors and circulation managers, hands-on training for advertising salespeople and extensive newsroom support and training programs.

    The combined company will offer greatly expanded career opportunities in small and large properties in diverse markets, whether you like the big-city life of St. Louis, Chicago or San Diego, warm-weather or northern climates, or the wide-open spaces of Montana and other western states.

    Also, you will be part of a company that shares your passion for newspapers and a strong belief in their future. Like Pulitzer, Lee has a strong news tradition and is committed to our communities and employees.


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Q:  HOW WILL THIS AFFECT OUR NEWSPAPERS AND THE ROLE THEY PLAY IN OUR
    COMMUNITIES?

    The Lee and Pulitzer cultures are similar. Lee believes in the importance of strong local news, local editorial control and community leadership.

    Over time, you can expect to see a helpful emphasis on improving the newspaper to meet the challenges of increasing readership in today's world. That will involve training and a focus on key action steps, such as improving enterprise reporting and giving readers relevant content they find interesting, entertaining and surprising.

Q:  WHAT ABOUT THE PULITZER LEGACY IN ST. LOUIS?

    Lee admires what the Pulitzer family has done for journalism in St. Louis and throughout the United States. We are committed to preserving that heritage.

    Like Pulitzer, Lee views newspapers as a public trust. Mary Junck, our chairman, president and CEO, met personally with Pulitzer family members to assure them that Lee would be an excellent steward for Pulitzer.

    The editorial platform statement in St. Louis, including its pledge to "always remain devoted to the public welfare, never be satisfied with merely printing the news (and) always be drastically independent," has been a part of the newspaper every day since 1911, and we see no reason to change that now. We've assured the Pulitzer family on that point.

    In any acquisition, Lee has always been cautious about making changes to longstanding editorial positions of the newspaper. We encourage our papers to have active, vocal editorial boards - but we leave it to our local publishers and editors to decide what positions are best for their communities.

Q:  WHAT WILL THE COMBINED COMPANY LOOK LIKE?

    With the purchase of Pulitzer, Lee will own all or part of 58 daily newspapers in 23 states.

    Combined circulation will be about 1.7 million daily and 2 million on Sunday. Lee will move from 12th to 7th place in daily circulation among all newspaper companies in the country. Lee will become the fourth-largest in terms of daily newspapers owned. Among public newspaper companies, Lee will move from 11th to 6th in publishing revenue.

    As in Lee, Pulitzer's newspapers all operate leading websites in their markets.

    Also with the acquisition, Lee will operate a vast array of weekly newspapers and specialty publications. With the addition of 100 from Pulitzer, including 38 weeklies in the St. Louis market, Lee will own more than 300 non-dailies.

    Combined, we'll have about 10,700 employees.

Q:  HOW WILL LEE PAY FOR PULITZER?

    Lee has received a fully committed $1.55 billion credit facility led by Deutsche Bank and SunTrust Bank. The facility consists of a seven year, $450 million revolving credit and $1.1 billion of seven or eight year term loans at floating rates tied to the company's leverage levels. The agreements have traditional covenants that allow the company very good operating flexibility. Debt repayments in the early years of the agreements are modest.

    An agreement of this nature would not have been possible without the strong cash flow generation our company has historically demonstrated.



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Q:  DO YOU PLAN TO SELL ANY OF THE PULITZER NEWSPAPERS?

    No. The purchase of Pulitzer expands Lee's geographic reach into some fast-growing markets in the Southwest, and it enhances our position in other areas of the country, plus extends Lee into an attractive top 25 metro market. While we regularly evaluate proposals to buy, sell or exchange properties, we have no plans at this time to divest any of the Pulitzer newspapers.

Q: LEE HAS HISTORICALLY FOCUSED ON SMALLER MARKET PROPERTIES AND BILLS ITSELF AS THE PREMIER PUBLISHER OF DAILY NEWSPAPERS IN MIDSIZE MARKETS. HOW DOES THIS ACQUISITION, PARTICULARLY ST. LOUIS, FIT YOUR STRATEGY?

    The deal enhances Lee's core position, gets us into markets in the rapidly growing Southwest and extends our company into another metro market that plays into our core competencies.

    Pulitzer properties like The Pantagraph in Bloomington, Ill., The Daily Herald in Provo, Utah, and the Napa Valley Register in Napa, Calif., are obvious natural fits with the bulk of our operations.

    In Tucson, the Arizona Daily Star is in a JOA operation similar in size and scope to our partnership in Madison, Wis. Coincidentally, the president of the joint company and the top advertising executive are former Lee executives, so our comfort level there is high.

    That brings us to St. Louis, which we have concluded is an attractive market similar in many respects to existing Lee markets:

    o Pulitzer has built a strong platform in St. Louis, including the Post-Dispatch, the Suburban Journals, STLtoday.com and a direct-mail operation. The Suburban Journals alone have distribution of more than a million copies a week.

    o Pulitzer's platform with multiple titles in the market is similar to the Lee SBU approach you'd find in Madison, Lincoln and other Lee markets.

    o Market penetration, especially in the growing St. Louis suburbs, is well within the range of what we see in larger Lee markets. The Post-Dispatch has no daily newspaper competition on the Missouri side of the river and enjoys readership reach that is among the best of U.S. metro papers.

    o St. Louis is a Midwestern community with values like those in other Lee markets, including Mississippi River cities where Lee owns papers, like Davenport, Iowa, or La Crosse, Wis.

    o It is a regional hub for shopping, health care, education, sports and culture.

    o Residents enjoy high purchasing power, a low cost of living and relatively easy commuting.

Q:  DOES LEE HAVE ANY EXPERIENCE WITH A MERGER OF THIS KIND?

    In order of magnitude and opportunity for revenue growth, the transaction is remarkably similar to Lee's acquisition of Howard Publications and its 16 daily newspapers in 2002. Then, Lee grew by about 50 percent in circulation and 75 percent in revenue. With Pulitzer, Lee will grow by about 60 percent in revenue and 50 percent in circulation.

    The Howard newspapers were integrated quickly, and the resulting company reflects the best of both organizations.



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Q:  DOES LEE HAVE THE EXPERTISE TO COMPETE IN A METRO MARKET?

    Yes.

    In the first place, Pulitzer already has strong management in place, and we have been impressed with both strategies we've seen and people we've met.

    As for Lee's experience:

    Two of our largest newspapers operate in metro markets. The North County Times in Oceanside and Escondido, Calif., is in the northern suburbs of San Diego. The Times in Munster, Ind., circulates in the southeast suburbs of Chicago. Both papers were part of the Howard Publications acquisition in 2002. Both have grown since the purchase.

    Several of Lee's executives have metro market experience. Chief among them is Mary Junck, our chairman, president and CEO, who joined Lee in 1999. She previously held several senior executive positions at Times Mirror Company. From 1997 to 1999, she was executive vice president of Times Mirror and president of Times Mirror Eastern Newspapers. She was responsible for all newspaper operations in the region, including Newsday, The Baltimore Sun, the Hartford Courant, The Morning Call and Southern Connecticut Newspapers. From 1993 to 1997, she was publisher and chief executive officer of The Baltimore Sun. From 1990 to 1992, she was publisher and president of the St. Paul Pioneer Press, where she had served as president, general manager and senior vice president since 1985.

Q:  HOW DO YOU VIEW THE JOA WITH GANNETT IN TUCSON?

    We expect to have a good relationship with Gannett Co., Inc., as our partners in Tucson.

    The joint operating agreement in Tucson has been in place since 1940. Pulitzer became a partner in 1971 and Gannett bought its half-interest in 1977.

    Pulitzer oversees the news operations for the Arizona Daily Star, a morning newspaper with circulation of about 100,000 daily and 162,000 on Sunday. Gannett operates the Tucson Citizen, a 30,000-circulation afternoon newspaper six days a week.

    With the exception of the two newsrooms, joint operations of the two papers are controlled by TNI Partners. Both Pulitzer and Gannett have three members on the TNI Board, which hires the president. Coincidentally, the current president, Mike Jameson, is a former Lee executive, as is the top advertising executive, Dan Adams. We're pleased to renew our relationships with them.

    The current operating agreement in Tucson expires in 2015, but it can be renewed by either party for successive periods of 25 years each.

Q:  DO YOU PLAN TO MAKE MANAGEMENT CHANGES?

    We don't expect widespread changes. By way of reference, we made no immediate changes at the publisher level when we bought Howard Publications in 2002, other than filling a vacant position. Most of the publishers and other key personnel are still with Lee.

    We have met or talked with every Pulitzer publisher and many of the top managers. Our overall impression is that Pulitzer is a well-run company with many talented people in upper management and on the front lines. Just as with Howard, we expect our other newspapers in Lee to benefit from the influx of new talent and fresh ideas.

Q:  WILL PULITZER FAMILY MEMBERS BE INVOLVED IN THE COMBINED BUSINESS?

    We do not expect Pulitzer family members to be actively engaged in the combined business, but will welcome their advice on preserving the Pulitzer heritage.



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Q:  ARE YOU PLANNING LAYOFFS?

    No plans have been made for staff reductions at any of the newspapers.

Q:  WHAT HAPPENS TO THE UNION CONTRACTS NEGOTIATED WITH PULITZER?

    Nothing. To the extent that contracts exist, they will be honored.

Q:  WHAT HAPPENS NEXT?

    You'll see a lot of activity in the coming weeks - and we promise more communication.

    The transaction is expected to close in the second quarter of calendar 2005.

Q:  WHAT IF I HAVE MORE QUESTIONS OR CONCERNS?

    As always, talk with your supervisor, your human resources representative or your publisher. Also, although you're not yet a part of Lee, you're welcome to call our Open Door line and leave a recorded message (anonymously, if you choose): 1-800-331-1510. Or you can send an e-mail to opendoor@lee.net.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.

         STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.